Exhibit 21.1      Subsidiaries of the Registrant

Health Management Corporation of America (Delaware)
HMCM, Inc. (New York)
Raymond V. Damadian, M.D. MR Scanning Center Management Company (Delaware) Dynamic Services, Inc. (New York)
Central Health Care Management Company, Inc. (Delaware)